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EXHIBIT 4.8

EXTENSION OF WAIVER

    EXTENSION OF WAIVER ("this Extension") dated as of January 31, 2001 relating to the Credit Agreement dated as of September 24, 1997 (as the same has heretofore been or may hereafter be amended from time to time, the "Credit Agreement") among UNOVA, INC. (the "Borrower"), the BANKS party thereto (the "Banks") and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Agent (the "Agent").

    The parties hereto agree as follows:

    SECTION 1. Defined Terms; References. Unless otherwise specifically defined herein, each term used herein which is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement.

    SECTION 2. Extension. The Required Banks hereby extend the waiver granted pursuant to Amendment No. 6 and Waiver (the "Waiver") dated as of November 13, 2000 to the Credit Agreement from and including February 1, 2001 to but not including February 10, 2001. This Extension shall cease to be effective at the earlier of (i) 12:01 A.M. (Eastern Standard Time) on February 10, 2001 and (ii) the time any condition specified in the Waiver ceases to be met.

    SECTION 3. Governing Law. This Extension shall be governed by and construed in accordance with the laws of the State of New York.

    SECTION 4. Counterparts. This Extension may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

    SECTION 5. Effectiveness. This Extension shall become effective as of the date hereof when the following conditions are met:

  (a)
  the Agent shall have received from each of the Borrower and Banks comprising the Required Banks a counterpart hereof signed by such party or facsimile or other written confirmation (in form satisfactory to the Agent) that such party has signed a counterpart hereof; and

  (b)
  the Agent shall have received an amendment fee for the account of each Bank from which the Agent shall have received a signed counterpart hereof (or satisfactory confirmation of its signing a counterpart hereof) not later than the date of satisfaction of the condition in clause (a) in an amount equal to 0.125% of such Bank's Commitment.

    IN WITNESS WHEREOF, the parties hereto have caused this Extension to be duly executed as of the date first above written.

UNOVA, INC.
By	/s/ ELMER C. HULL, JR. Name: Elmer C. Hull, Jr. Title: Vice President and Treasurer
MORGAN GUARANTY TRUST COMPANY OF NEW YORK
By	/s/ JOSEPH F. MURPHY Name: Joseph F. Murphy Title: Vice President
BANK OF AMERICA, N.A.
By	/s/ DAN FARREN Name: Dan Farren Title: Vice President
THE BANK OF NEW YORK
By	/s/ ROBERT BESSER Name: Robert Besser Title: Vice President
THE CHASE MANHATTAN BANK
By	/s/ WILLIAM P. RINDFUSS Name: William P. Rindfuss Title: Vice President
CIBC INC.
By	/s/ LINDSAY GORDON Name: Lindsay Gordon Title: Executive Director CIBC World Markets Corp. as Agent

THE FIRST NATIONAL BANK OF CHICAGO
By	/s/ RONNIE KAPLAN Name: Ronnie Kaplan Title: Vice President
CREDIT SUISSE FIRST BOSTON
By	/s/ LALITA ADVANI Name: Lalita Advani Title: Assistant Vice President
By	/s/ WILLIAM S. LUTKINS Name: William S. Lutkins Title: Vice President
DRESDNER BANK A.G., NEW YORK BRANCH AND GRAND CAYMAN BRANCH
By	/s/ CHARLES M. O'SHEA Name: Charles M. O'Shea Title: Vice President
By	/s/ JOHN W. SWEENY Name: John W. Sweeny Title: Vice President
By	/s/ JOANNA M. SOLOWSKI Name: Joanna M. Solowski Title: Vice President
By	/s/ JAMES M. GALLAGHER Name: James M. Gallagher Title: Vice President

DRESDNER BANK A.G., NEW YORK BRANCH AND/OR CAYMAN ISLAND BRANCH
By	/s/ HANS-JOSEF THIELE Name: Hans-Josef Thiele Title: Director
By	/s/ OLIVER SCHWARZ Name: Oliver Schwarz Title: Vice President
MELLON BANK, N.A.
By	/s/ LAWRENCE C. IVEY Name: Lawrence C. Ivey Title: First Vice President
THE NORTHERN TRUST COMPANY
By	/s/ DAVID J. MITCHELL Name: David J. Mitchell Title: Vice President

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EXHIBIT 4.8
EXTENSION OF WAIVER